                                                           Exhibit No. EX-99.h.3

                  ADDENDUM TO ADMINISTRATION AGREEMENT BETWEEN
              GAM FUNDS, INC. AND BROWN BROTHERS HARRIMAN & CO.

This Addendum is made this 3rd day of December,  2004 by and between the parties set forth below:

Whereas, the parties to the Administration Agreement,  dated October 1, 1995, as amended (the "Agreement"), desire to replace Schedule A of the Agreement;

Now  Therefore,   in  consideration  of  the  premises  and  mutual   agreements
hereinafter  set  forth,  and for other  good and  valuable  consideration,  the receipt whereof is hereby acknowledged,  the parties hereto agree as follows:

     1.   That the  following  is a list of Funds  (as each  Fund's  name may be modified,  amended or supplemented  from time to time) for which Brown
          Brothers  Harriman  & Co. shall serve as  administrator  under the
          Agreement and which shall replace Schedule A thereof:

          o    GAMerica Capital Fund
          o    GAM Europe Fund
          o    GAM International Fund
          o    GAM International Long/Short Fund
          o    GAM American Focus Fund
          o    GAM Gabelli Long/Short Fund
          o    GAM Pacific Basin Fund

     2.   As modified  hereby,  all terms and  provisions  of the  Agreement are ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

     3.   By signing below where indicated, the parties hereby ratify and affirm each of their respective  representations  and warranties set forth in the Agreement and confirm that each such  representation  and warranty remains true and correct as of the date hereof.

     4.   Upon receipt by Brown Brothers  Harriman & Co. of a fully executed copy of this Addendum, this Addendum shall be deemed to be executed as an instrument  under seal and governed by such laws as provided in the
          Agreement.  This  Addendum  may be executed in original  counterparts, each of which shall be deemed an original,  but all of which  together shall constitute one and the same Addendum.

In Witness  Whereof,  the parties have entered into this Addendum as of the date set forth above.

         GAM Funds, Inc.                     Brown Brothers Harriman & Co.

         By:   /s/Kenneth A. Dursht          By:   /s/Stokley P. Towles
         Name:    Kenneth A. Dursht          Name:    Stokley P. Towles
         Title:   Secretary                  Title:   Partner